Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings

                LOS ANGELES, CA November 10, 2005 — Arden Group, Inc. (Nasdaq—ARDNA) today released its sales and income figures for the third quarter ended October 1, 2005.

                Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

THIRD QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		October 1,	October 2,	October 1,	October 2,
(In Thousands, Except Share and Per Share Data)		2005	2004	2005	2004

Sales	(a)	$113,855	$113,391	$346,185	$380,648

Operating Income	(b)	7,880	6,968	24,161	28,725
Interest, dividend and other income (expense), net	(c)	320	485	926	2,899

Income before income taxes		8,200	7,453	25,087	31,624
Income tax provision		3,341	3,037	10,222	12,886
Net income		$4,859	$4,416	$14,865	$18,738

Net income per common share (d):
Basic — Class A Common Stock		$1.44	$1.36	$4.40	$5.77
Basic — Class B Common Stock		0.00	1.22	0.00	5.20
Diluted		1.44	1.31	4.40	5.54

Weighted average common shares outstanding (d):
Basic — Class A Common Stock		3,379,345	2,019,796	3,381,734	2,018,935
Basic — Class B Common Stock		0	1,363,456	0	1,363,517
Diluted		3,379,345	3,383,252	3,381,734	3,382,452

(a)

Sales increased 0.4% and decreased 9.1% during the thirteen and thirty-nine weeks ended October 1, 2005, respectively, compared to the same periods of 2004. The third quarter of 2004 included Rosh Hashanah and Yom Kippur sales which did not occur until the fourth quarter in 2005. During the fourth quarter of 2003 and the first quarter of 2004, sales increased significantly due to a labor dispute between the United Food and Commercial Workers and the three major grocery retailers. By the third quarter of 2004, most customers had returned to their previous shopping patterns. 2005 sales are greater than comparable pre-strike periods as the Company has been successful in retaining some of the new shoppers that came to Gelson’s during the labor dispute. Sales were slightly lower in 2005 due in part to the cumulative effect of major construction occurring near the Company’s Century City store. Sales were negatively impacted during the last week of the third quarter of 2004 as the Century City store was closed due to construction at the Century City Shopping Center. The store, which was closed for a total of three weeks, reopened on October 18, 2004.

(b)

During the third quarter and first nine months of 2005, operating income increased 13.1% and decreased 15.9%, respectively, compared to the same periods of the prior year. The Company achieved significant economies of scale on incremental sales during the labor dispute. Operating income was also impacted by the effect of stock appreciation rights (SARs). During the first nine months of 2005, the Company reversed $689,000 of SARs compensation expense recognized in previous periods due to a reduction in the Company’s Class A Common Stock price. In comparison, the Company recognized SARs compensation expense of $798,000 in the same period of 2004. In the third quarter of 2005, SARs compensation expense was $62,000 compared to $1,000 in the third quarter of 2004.

(c)	Other income (expense) includes net gains realized on the sale of investments of $8,000 and $1,571,000 in the first nine months of 2005 and 2004, respectively.

(d)	As of November 10, 2004, all Class B Common Stock was converted to Class A Common Stock.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950